Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
We consent to the inclusion in this Registration Statement of Social Capital Hedosophia Holdings Corp. V on Form S-4 Amendment No. 1 (File No. 333- 252009) of our report dated January 11, 2021, with respect to our audit of the financial statements of Social Capital Hedosophia Holdings Corp. V as of October 14, 2020 and for the period from July 10, 2020 (inception) through October 14, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum LLP
Marcum LLP
New York, NY
February 10, 2021